EXHIBIT 99.1

May 1, 2009 1:00 p.m. Pacific Time

Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Announces First Quarter 2009 Financial Results

  Bank Total Capital Ratio at 10.64 Percent

  Liquidity Remains Strong

LONGVIEW, Wash., May 1, 2009/PRNewswire/ --

Flash Results
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

		Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Net Interest Income	$4,189	$5,402	$5,174
Net Income (Loss)	($1,902)	$902	$687
Diluted EPS	($0.37)	$0.18	$0.13
Total Period End Loans	$418,199	$415,474	$433,215
Total Period End Deposits	$529,337	$472,309	$521,570

Cowlitz Bancorporation (NASDAQ: CWLZ) reported a net loss for the quarter ended March 31, 2009 of $1,902,000, or ($0.37) per diluted share, compared with net income of $902,000, or $0.18 per diluted share, during the same period of 2008. The Bank’s total risk based capital ratio was 10.64%, exceeding the regulatory threshold of 10% required to be “well-capitalized.”

“We anticipate the year 2009 will be a challenging year for community banks, but we will continue to move forward on our strategic goal of building long-term shareholder value as we work through these difficult times,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank. “Management’s attention continues to be focused on capital preservation, liquidity and enhanced risk management.”

Average earning assets in the first quarter of 2009 were $541.4 million, compared with $479.5 million in the first quarter of 2008 and $520.0 million in the previous quarter. Total loans were $418.2 million at March 31, 2009, compared with $415.5 million at March 31, 2008, an increase of approximately 1 percent. On a linked-quarter basis, loans decreased $15.0 million, or 4 percent, from December 31, 2008. Average loans in the first quarter of 2009 were down 1.2% compared with average loans in the fourth quarter of 2008. Total deposits increased 12.1 percent to $529.3 million at March 31, 2009 from $472.3 million at March 31, 2008 and $521.6 million, or 1.5 percent, at December 31, 2008. The Bank’s cash and cash equivalents averaged $61.5 million in the first quarter of 2009, compared with $31.3 million and $47.0 million in the first and fourth quarters of 2008, respectively.

“Cowlitz Bank continues to have significant liquidity with over $115 million of borrowing capacity with the FHLB, access to the Federal Reserve’s primary credit program and capital ratios in excess of regulatory levels required to be ‘well-capitalized’. The Bank had $74.3 million of cash and short-term investments at the end of the first quarter of 2009,” Mr. Fitzpatrick added. The table below illustrates the capital ratios for Cowlitz Bancorporation consolidated and Cowlitz Bank.

					To Be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2009
Total risk-based capital:
Consolidated	$50,987	10.97%	$37,188	>8.00%	N/A	N/A
Bank	$49,376	10.64%	$37,140	>8.00%	$46,424	>10.00%
Tier 1 risk-based capital:
Consolidated	$45,140	9.71%	$18,594	>4.00%	N/A	N/A
Bank	$43,536	9.38%	$18,570	>4.00%	$27,855	>6.00%
Tier 1 (leverage) capital:
Consolidated	$45,140	7.81%	$23,115	>4.00%	N/A	N/A
Bank	$43,536	7.54%	$23,107	>4.00%	$28,884	>5.00%

Net interest margin as a percentage was 3.25 percent for the first quarter of 2009, compared with 4.65 percent and 4.11 percent in the first and fourth quarters of 2008, respectively. Net interest income was $4.2 million in the first quarter of 2009, compared with $5.4 million in the same quarter last year and $5.2 million in the fourth quarter of 2008. The Company’s net interest margins for the first quarter 2009 and fourth quarter of 2008 relative to the first quarter 2008 were affected by several factors, including significant rate reductions by the Federal Reserve in the second half of 2008, interest reversals, continued competitive market pricing on both sides of the balance sheet, a higher level of nonperforming assets and a lower level of noninterest-bearing demand and low-cost money market deposit accounts.

The Company’s yield on average earning assets was 5.92 percent, compared with 6.80 percent and 7.79 percent in the fourth and first quarters of 2008, respectively. The Company estimates that interest reversals reduced the first quarter 2009 average yield on earning assets by 58 basis points. Interest reversals in the first and fourth quarters of 2008 were not significant. The first quarter 2009 and fourth quarter 2008 average yields were also affected by a higher level of lower yielding cash-equivalent investments as part of the Company’s liquidity management. The average rate on interest-bearing liabilities fell to 3.05 percent in the first quarter of 2009 from 3.21 percent in the fourth quarter of 2008 and 4.02 percent in the first quarter a year ago. Average funding costs have improved as deposits issued in the first quarter of 2009 were issued in a lower interest rate environment.

The provision for credit losses was $3.5 million in the first quarter of 2009, compared with $0.6 million and $1.7 million in the first and fourth quarters of 2008, respectively. The allowance for loan losses was 2.02 percent of loans at March 31, 2009 compared with 3.17 percent at December 31, 2008 and 1.50% a year ago. This ratio decreased in the first quarter of 2009 compared with the year-end 2008 amount as net charge-offs in the quarter exceeded the provision for loan losses by approximately $5.2 million. The allowance for loan losses to nonperforming loans was 26 percent at March 31, 2009, compared with 87 percent at year-end 2008 and 78 percent at March 31, 2008.

Net loan charge-offs were $8.7 million in the first quarter of 2009 compared with $0.2 million in the first quarter of 2008 and $2.0 million in the fourth quarter of 2008. Gross charge-offs in the first quarter of 2009 totaling $9.2 million consisted of approximately $5.5 million in real estate construction and related loans and a $1.9 million commercial and industrial loan to one customer associated with the real estate development industry. The majority of the balance of charge-offs related to a commercial real estate secured loan to an auto dealership. The level of charge-offs in 2009 reflected the rapidly declining value of real estate collateral. The Company’s term single-family residential real estate mortgage portfolio has not experienced significant amount of charge-offs or past due loans to date. The Company has incurred only minor amounts of charge-offs in its credit card portfolio.

There can be no assurance the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and developing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company through reduction in overall real estate values, reduced home sales and construction, increased unemployment and a weakening of national and local economic conditions, including the Company’s primary markets of Washington and Oregon.

“We have been very proactive in reducing the Company’s exposure to real estate construction loans. These loans are down 31% from a year ago and 15% from year end 2008,” stated Ernie Ballou, Vice President and Chief Credit Administrator. “We are aggressively working to reduce our problem credits. However, we cannot predict the further effects of the current recession or how long it may last. We remain cautious in our outlook for the year knowing that difficult conditions may lie ahead.”

Nonaccrual loans at March 31, 2009 totaled $32.2 million, an increase of $16.5 million from December 31, 2008, and up from $8.0 million at March 31, 2008. Loans placed on nonaccrual during the quarter totaled $31.3 million. Of these loans, $17.4 million related to residential real estate construction and development and related loans and $10.8 million related to commercial real estate loans. New commercial and industrial nonaccrual loans in 2009 totaled approximately $3.0 million and related to several borrowers. During the first quarter of 2009, nonaccrual loans were reduced by pay-offs/take-outs of $7.1 million and charge-offs of 4.7 million. Loans totaling $2.9 million were foreclosed and transferred to other real estate owned.

Other real estate owned totaled $5.2 million at March 31, 2009, up $0.4 million from December 31, 2008 and down $0.8 million from March 31, 2008. One property was sold in the first quarter of 2009 for $2.4 million dollars with no significant gain or loss, mostly offsetting new foreclosures of $2.9 million.

Total nonperforming assets (defined as loans on nonaccrual and repossessed assets) were $37.4 million at March 31, 2009, compared with $20.5 million at December 31, 2008 and $14.0 million at March 31, 2008. At March 31, 2009, there were no loans 90 days past due and still on accrual. As a percentage of total assets, nonperforming assets increased to 6.31 percent at March 31, 2009, compared with 3.49 percent at December 31, 2008 and 2.56 percent at March 31, 2008. The continued increase in nonperforming assets was attributable to borrowers’ stress and nonperformance, coupled with the extremely weak market for the resale of real estate which hinders the disposition of such assets.

Total noninterest income was $863,000 for the first quarter of 2009, compared with $962,000 for the first quarter of 2008 and $794,000 in the fourth quarter of 2008. Compared with the first quarter of 2008, service charges increased $66,000 and fiduciary income increased $53,000. Offsetting these increases were declines of $137,000 in international trade fees and $68,000 in other income. These decreases related primarily to a planned reduction in the number of non-resident relationships serviced by our Seattle-based international trade department and wire room.

Noninterest expenses in the first quarter of 2009 were $5.1 million, compared with $4.6 million in the first quarter of 2008 and $3.2 million in the fourth quarter of 2008. Salaries and employee benefits decreased $322,000, or 13%, in the first quarter of 2009 compared with the first quarter of 2008. The number of full-time equivalent employees at March 31, 2009 was 14% less than the same time a year ago, and reflects management’s efforts to streamline operations and reduce overall employee-related costs, while maintaining or improving customer service.

FDIC deposit insurance assessments increased $400,000 over the first quarter of 2008, reflecting the FDIC’s higher base assessment rate for 2009, expenses related to the FDIC’s proposed emergency special assessment and the Company’s pro-rata share of the loss of public deposits arising from the failure of the Bank of Clark County. In February of 2009, the FDIC adopted an interim rule imposing a 20 basis point emergency special assessment on deposits as of June 30, 2009, payable September 30, 2009. The interim rule would also permit the FDIC to impose an additional emergency special assessment after June 30, 2009, of up to 10 basis points. Legislation has been proposed in Congress that would reduce the emergency special assessment imposed on June 30, 2009 to 10 basis points. Should the legislation pass or the rule become effective, the Company expects to incur additional FDIC insurance costs in the second quarter of 2009.

Professional services increased $307,000 over the same period last year and related primarily to higher legal expenses associated with nonperforming loans, costs related to professional assistance with the Company’s capital raising initiative and first-time costs of the independent auditor’s review of the Company’s internal controls over financial reporting under the Sarbanes–Oxley act. Net costs related to foreclosed assets in the first quarter of 2008 included a $216,500 gain on sale of assets, with no such gains recorded in the first quarter of 2009. Comparability of total noninterest expenses in the first quarter of 2009 to total noninterest expenses for the fourth quarter of 2008 was also affected by the fourth quarter reversal of previously accrued incentive compensation expense related to the Company’s 2008 financial performance and recognition of a $1.2 million non-cash credit related to the Company’s interest rate contracts.

The Company’s effective tax benefit rate for the first quarter of 2009 was 47.0% compared with 22.3% for the first quarter of 2008. The Company’s effective tax rate for interim periods is based on projections of taxable income for the full year and is affected by the relative amounts of taxable and non-taxable income and the amount of available tax credits.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2008, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s liquidity and ability to manage through the current economic cycle.

INCOME STATEMENT	Quarter Ended
	March 31,	March 31,	December 31,
	2009	2008	2008
Interest income	$7,765	$9,147	$8,692
Interest expense	3,576	3,745	3,518
Net interest income	4,189	5,402	5,174
Provision for credit losses	3,505	593	1,700
Net interest income after provision
for credit losses	684	4,809	3,474
Noninterest income
Service charges on deposit accounts	230	164	237
Fiduciary income	226	173	130
International trade fees	63	200	119
Increase in cash surrender value of bank
owned life insurance	150	152	154
Securities losses	(11)	-	(80)
Other income	205	273	234
Total noninterest income	863	962	794
Noninterest expense
Salaries and employee benefits	2,185	2,507	1,862
Net occupancy and equipment expense	640	617	658
Data processing and communication	311	215	319
Professional services	570	263	341
Federal deposit insurance	491	91	97
Foreclosed asset expense (income), net	60	(162)	171
Interest rate contracts valuation adjustments	114	228	(1,209)
Other expenses	765	851	913
Total noninterest expense	5,136	4,610	3,152
Income (loss) before provision for income taxes	(3,589)	1,161	1,116
Provision (benefit) for income taxes	(1,687)	259	429
Net income (loss)	$(1,902)	$902	$687

Earnings (loss) per share:
Basic	$(0.37)	$0.18	$0.13
Diluted	$(0.37)	$0.18	$0.13

Weighted average shares outstanding:
Basic	5,115,447	5,054,473	5,123,314
Diluted	5,115,447	5,093,039	5,131,640
Shares outstanding at period end	5,122,608	5,054,507	5,110,358
Number of full-time equivalent employees	112	130	114

	Quarter Ended
	March 31,	March 31,	December 31,
SELECTED AVERAGES	2009	2008	2008
Average loans	$431,166	$412,907	$436,462
Average interest-earning assets	541,420	479,510	519,967
Total average assets	588,357	526,697	564,890
Average deposits	522,704	452,587	500,419
Average interest-bearing liabilities	475,431	374,677	436,559
Average equity	48,691	56,252	46,490

	March 31,	March 31,	December 31,
SELECTED BALANCE SHEET ACCOUNTS	2009	2008	2008
Total assets	$592,805	$548,450	$587,426
Securities available for sale	62,179	50,669	64,064
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	38,813	42,255	36,662
Multifamily	2,917	6,035	3,028
Construction	82,797	114,025	93,191
Commercial real estate	180,984	161,524	184,213
Total real estate	305,511	323,839	317,094
Commercial and industrial	110,748	89,120	113,991
Consumer and other	2,882	3,677	3,146
	419,141	416,636	434,231
Deferred loan fees	(942)	(1,162)	(1,016)
Loans, net of deferred loan fees	418,199	415,474	433,215
Goodwill and other intangibles	1,798	1,807	1,798
Deposits:
Noninterest-bearing demand	53,373	87,501	70,329
Savings and interest-bearing demand	29,770	33,337	29,674
Money market	65,153	93,345	72,465
Certificates of deposits	381,041	258,126	349,102
Total deposits	529,337	472,309	521,570
Borrowings	36	1,081	51
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	47,096	59,196	48,781

Book value per share	$9.19	$11.71	$9.55
Tangible book value per share	$8.84	$11.35	$9.19

	Quarter Ended
	March 31,	March 31,	December 31,
RATIOS ANNUALIZED	2009	2008	2008
Return on average assets	-1.31%	0.69%	0.48%
Return on average equity	-15.84%	6.45%	5.88%
Return on average tangible equity	-16.45%	6.67%	6.12%
Average equity/average assets	8.28%	10.68%	8.23%
Yield on interest-earning assets (TE)	5.92%	7.79%	6.80%
Rate on interest-bearing liabilities	3.05%	4.02%	3.21%
Net interest spread (TE)	2.87%	3.77%	3.59%
Net interest margin (TE)	3.25%	4.65%	4.11%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ended
	March 31,	March 31,	December 31,
ALLOWANCE FOR CREDIT LOSSES	2009	2008	2008
Balance at beginning of period	$13,994	$5,990	$14,268
Provision for credit losses	3,505	593	1,700
Recoveries	500	12	37
Charge-offs	(9,230)	(170)	(2,011)
Balance at end of period	$8,769	$6,425	$13,994
Components
Allowance for loan losses	$8,427	$6,235	$13,712
Liability for unfunded credit commitments	342	190	282
Total allowance for credit losses	$8,769	$6,425	$13,994
Allowance for loan losses/total loans	2.02%	1.50%	3.17%
Allowance for credit losses/total loans	2.10%	1.55%	3.23%
Allowance for loan losses/nonperforming loans	26%	78%	87%
Allowance for credit losses/nonperforming loans	27%	80%	89%

	March 31,	March 31,	December 31,
NONPERFORMING ASSETS	2009	2008	2008
Loans on nonaccrual status	$32,167	$7,985	$15,689
Other real estate owned	5,226	6,046	4,838
Other foreclosed assets	-	9	-
Total nonperforming assets	$37,393	$14,040	$20,527
Total nonperforming loans to total loans	7.69%	1.92%	3.62%
Total nonperforming assets/total assets	6.31%	2.56%	3.49%
Loans past due greater than 90 days and accruing	$-	$-	$6,247